OGE Energy Corp. reports first quarter results

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company ("OG&E"), and holder of 25.7 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners, LP, today reported earnings of $0.18 per diluted share for the three months ended March 31, 2017 compared to $0.13 per diluted share for the first quarter of 2016.

OG&E, a regulated electric utility, contributed earnings of $0.08 per share in the first quarter, compared with earnings of $0.03 per share in the first quarter last year. OGE Energy’s interest in the natural gas midstream operations contributed earnings of $0.10 per share compared with earnings of $0.09 per share in the year-ago quarter. The holding company posted breakeven results compared with earnings of $0.01 per share in 2016.

"Despite regulatory and weather challenges, the utility is on plan" said OGE Energy Corp. Chairman, President and CEO Sean Trauschke. “Each day, we’re adjusting, adapting and moving forward. I could not be more proud of the focus and determination of our team to press forward and create value for those we serve.”

Discussion of First Quarter 2017

OGE Energy's net income was $36 million in the first quarter, compared to approximately $25 million in the year-ago quarter.

OG&E's net income was approximately $16 million in the first quarter, compared to approximately $6 million in the comparable quarter last year. The primary driver for the increase in net income was the lower depreciation expense related to the reduction in depreciation rates as directed in the Oklahoma Corporation Commission’s final order. These increases were partially offset by lower gross margin due in part to milder than normal weather.

Natural Gas Midstream Operations contributed net income to OGE Energy Corp. of $20 million for the first quarter of 2017 compared to $18 million for the same period in 2016. The increase is primarily due to increased gross margin and cost controlling measures in the gathering and processing business segment. In addition, Enable Midstream issued cash distributions to OGE of approximately $35 million in each of the first quarters of 2017 and 2016.

2017 Earnings Outlook
The Company projects 2017 OG&E earnings guidance to be at the low end of the earnings range of $1.58 to $1.70 per average diluted share based on the Oklahoma Corporation Commission rate order. OGE Energy consolidated earnings guidance for 2017 is now projected to be at the lower end of the earnings range of $1.93 to $2.09 per average diluted share. More information regarding the Company’s 2017 earnings guidance is contained in the Company's 2016 Form 10-K and Form 10-Q for the quarter ended March 31, 2017 as filed with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results on Thursday, May 4, at 8 a.m. CST. The conference will be available through www.oge.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 836,000 customers in Oklahoma and western Arkansas.  In addition, OGE holds a 25.7 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE's Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Non-GAAP Financial Measures
OG&E has included in this release the non-GAAP financial measure Gross Margin. Gross Margin is defined by OG&E as operating revenues less fuel, purchased power and certain transmission expenses. Gross margin is a non-GAAP financial measure because it excludes depreciation and amortization, and other operation and maintenance expenses. Expenses for fuel and purchased power are recovered through fuel adjustment clauses and as a result changes in these expenses are offset in operating revenues with no impact on net income. OG&E believes gross margin provides a more meaningful basis for evaluating its operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. OG&E's definition of gross margin may be different from similar terms used by other companies.

	Three Months Ended March 31,
(Dollars in Millions)	2017	2016
Operating Revenues	$456.0	$433.1
Cost of Sales	208.7	177.9
Gross Margin	$247.3	$255.2

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions.  Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and NGLs; the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company operates its facilities; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2016.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(In millions except per share data)	2017	2016
OPERATING REVENUES	$456.0	$433.1
COST OF SALES	208.7	177.9
OPERATING EXPENSES
Other operation and maintenance	124.0	113.9
Depreciation and amortization	55.6	78.5
Taxes other than income	23.9	24.9
Total operating expenses	203.5	217.3
OPERATING INCOME	43.8	37.9
OTHER INCOME (EXPENSE)
Equity in earnings of unconsolidated affiliates	35.6	28.3
Allowance for equity funds used during construction	6.9	1.6
Other income	8.8	5.6
Other expense	(4.1)	(1.7)
Net other income (expense)	47.2	33.8
INTEREST EXPENSE
Interest on long-term debt	35.9	35.8
Allowance for borrowed funds used during construction	(3.3)	(0.9)
Interest on short-term debt and other interest charges	2.4	1.4
Interest expense	35.0	36.3
INCOME BEFORE TAXES	56.0	35.4
INCOME TAX EXPENSE	20.0	10.2
NET INCOME	$36.0	$25.2
BASIC AVERAGE COMMON SHARES OUTSTANDING	199.7	199.7
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.0	199.7
BASIC EARNINGS PER AVERAGE COMMON SHARE	$0.18	$0.13
DILUTED EARNINGS PER AVERAGE COMMON SHARE	$0.18	$0.13
DIVIDENDS DECLARED PER COMMON SHARE	$0.30250	$0.27500

Oklahoma Gas and Electric Company
Financial and Statistical Data

	Three Months Ended
	March 31,
(Dollars in millions)	2017	2016
Operating revenues by classification
Residential	$192.3	$178.5
Commercial	124.3	102.7
Industrial	44.3	38.2
Oilfield	38.1	32.3
Public authorities and street light	44.5	36.1
Sales for resale	—	0.1
System sales revenues	443.5	387.9
Provision for rate refund	(20.8)	—
Integrated market	(3.5)	9.1
Other	36.8	36.1
Total operating revenues	$456.0	$433.1
MWH sales by classification (In millions)
Residential	2.0	2.1
Commercial	1.6	1.6
Industrial	0.8	0.9
Oilfield	0.8	0.8
Public authorities and street light	0.7	0.7
System sales	5.9	6.1
Integrated market	0.3	0.4
Total sales	6.2	6.5
Number of customers	836,099	827,685
Weighted-average cost of energy per kilowatt-hour - cents
Natural gas	2.817	2.038
Coal	2.110	2.288
Total fuel	2.135	1.945
Total fuel and purchased power	3.132	2.611
Degree days (A)
Heating - Actual	1,381	1,552
Heating - Normal	1,799	1,798
Cooling - Actual	57	12
Cooling - Normal	13	13